This Separation Agreement, dated as of September 15, 2005 (the “Separation Agreement”), is made by and between Golden Telecom Group, Inc., a Delaware corporation (the “Company”), and Michal Cupa, a citizen of the Czech Republic (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Employee has been employed by the Company pursuant to an employment agreement, dated as of March 1, 2004, made by and between the Company and the Employee (the “Employment Agreement”);

WHEREAS, the Employee has tendered his notice of resignation from his position as Senior Vice President and Chief Operating Officer;

WHEREAS, the Company and the Employee wish to define their continuing obligations to the other under the Employment Agreement;

WHEREAS, the Company wishes to provide additional consideration to the Employee in exchange for the covenants of the Employee hereunder; and

WHEREAS, the Employee and the Company desire to reach an amicable resolution concerning the Employee’s employment relationship with the Company and the termination thereof,

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1. Termination of Employment. The employee has tendered his notice of resignation from his position as Senior Vice President and Chief Operating Officer as of September 15, 2005. The employee has agreed to serve as Special Advisor to the Chief Executive Officer of the Company for the period from September 15, 2005 to December 31, 2005 (the “Separation Date”) and will consult during that period with the Chief Executive Officer and other officers of the Company and affiliated companies, as the Chief Executive Officer may determine. The Company, in its sole and absolute discretion may, at any time prior to the Separation Date, elect to either continue to employ the Employee, in whole or in part, through the Separation Date, or continue to provide the Employee with salary and benefits through the Separation Date in lieu of continued active employment. Additionally, the Company reserves the right, in its sole and absolute discretion, to require that the Employee remain off the Company’s premises or any related Company’s premises.

2. Employment Agreement Obligations.

Pursuant to the Section 10(e), Payments Upon Termination; Voluntary Resignation, of the Employment Agreement, the Company will continue to provide the Employee with the following:

(i) Base salary payments in a gross amount totaling US$92,750 (ninety-two thousand seven hundred and fifty United States dollars) through the Separation Date in accordance with the Company’s usual and customary practices and procedures;

(ii) Employee benefits through the Separation Date, provided that the Company reserves the right to amend, suspend, or terminate such employee benefits to the extent such amendment, suspension, or termination is applicable to similarly situated participants, and further provided that such employee benefits will cease upon the Employee’s receipt of comparable benefits or coverage from a subsequent employer prior to the Separation Date;

(iii) Incentive Bonus for the 2005 fiscal year in the amount of US$105,000 (one hundred and five thousand US dollars);

(iv) Reimbursement for any appropriate and reasonable business expenses in accordance with the Company’s usual and customary practices and procedures, provided that the Employee provides proper documentation of such expenses and submits the reimbursement request prior to the Separation Date.

3. Additional Consideration to the Employee. In addition to the payments and benefits set forth above, and in further consideration of the Employee’s covenants and obligations contained in this Separation Agreement, and subject to the Employee’s execution of, and the effectiveness of, a customary general release (attached hereto as Exhibit A), the Company will provide the Employee with the following (subject to Section 7 below):

(i) A separation payment in a gross amount totaling US$423,000 (four hundred and twenty-three thousand US dollars) in lieu of salary and bonus that the Employee may have earned from the Company during 2006; and

(ii) An additional payment of US$100,000 (one hundred thousand US dollars) in lieu of  shares of restricted stock in Golden Telecom, Inc. that may have vested during 2006; and

(iii) An additional payment of US$24,461.52 (twenty-four thousand four hundred and sixty-one US dollars and fifty-two cents) which amount is equal to the value of the Employee’s unused vacation during the course of his employment; and

(iv) Reimbursement for the cost of continuing the Company’s medical, dental, and health insurance coverage for the twelve-month period following the Separation Date and for an additional six-month period following the twelve-month period at the Employee’s expense, or ceasing upon such earlier date upon which the Employee receives comparable benefits or coverage from a subsequent employer (such continued coverage to run concurrently with any continued coverage requirements under the law known as “COBRA” or similar national, local, or state laws); and

(v) A single lump sum payment of US$10,000 (ten thousand United States dollars) which amount represents the estimated cost of moving the Employee, his wife and children and household goods from Moscow to the Czech Republic; and

(vi) The use of a company car until January 31, 2006; and

(vii) Reasonable use of DSL phone services and a mobile phone until December 31, 2006; and

(viii) Reasonable expenses until December 31, 2006 for a global outplacement firm to work with the Employee until such time as the Employee has found suitable new employment; and

(ix) Continuing insurance benefits offered by the Company to the Employee during his employment until December 31, 2006; and

(x) Continuing visa support for the Employee and his family through June 30, 2006.

To the extent practicable, and in accordance with the Company’s usual and customary practices and procedures, any payments, with the exception of salary, to be made under Section 2 and Section 3 of this Separation Agreement, shall be made by the Company to the Employee by September 30, 2005.

4. Company Car. The Employee will deliver to the Company, and the Company will take possession of, the company car currently in the Employee’s possession (including all car keys), as soon as practically possible, but in any event, no later than January 31, 2006.

5. Tax Equalization and Assistance In Preparation of Tax Declarations. In accordance with the Company’s tax protection policies and procedures, once Ernst & Young (Moscow Office) has determined the correct amount of tax equalization liability owed for the time period during which the Employee was employed by the Company, then the Company or the Employee, as the case may be, will, within thirty days of receiving written notification of such liability, provide full tax equalization reimbursement to the other party. The Company will continue to provide, consistent with its internal policies applied throughout the Company, professional accounting assistance in the preparation of the Employee’s tax declarations in Russia for the 2005 fiscal year.

6. Withholdings; Offset. All payments made under this Separation Agreement will be subject to any required tax withholdings. Further, all payments made under this Separation Agreement will be subject to offset, to the extent legally permitted, against any amounts owed by the Employee to the Company, if any.

7. General Releases. As a condition to the receipt of the benefits set forth in Section 3 above, the Employee must execute the general release attached hereto as Exhibit A and such general release must become irrevocably effective.

8. Non-Disparagement. The Employee will not disparage, portray in a negative light, or take any action which would be harmful to, or lead to unfavorable publicity for, the Company, or any of its current or former officers, directors, employees, agents, consultants, contractors, owners, divisions, parents, subsidiaries, or successors, whether public or private, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials, and materials or information displayed on Internet-related sites; provided that this provision will not apply to the extent the Employee is seeking to enforce his rights under this Separation Agreement. The Company will not disparage, portray in a negative light, or take any action which would be harmful to, or lead to unfavorable publicity for, the Employee, whether public or private, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials, and materials or information displayed on Internet-related sites; provided that this provision will not apply to the extent the Company is seeking to enforce its rights under this Separation Agreement.

9. Non-Disclosure of Information. The Employee affirms that he has not, and will not, without the specific prior written consent of the Company, directly or indirectly, at any time after the date of this Separation Agreement, whether before or after the Separation Date, use on behalf of or divulge to any person or entity, any confidential or proprietary information of the Company or any related company (or any of their clients, suppliers, and vendors) concerning the business, affairs, or clients of the Company or any related company, including without limitation, client lists, customer records, names and addresses, financial documents and statistics, prices, contractual terms and arrangements, surveys and reports, market data, trade secrets, technical data, business or research plans and proposals, or any other information which may have commercial value to the Company, insofar as the same have come to the Employee’s knowledge during or as a result of his employment with the Company, all of which information is confidential and proprietary to the Company and will remain the sole and exclusive property of the Company. However, the Employee will have the right to use the generic knowledge and expertise he acquired during his employment with the Company so as to enable him to be otherwise gainfully employed within the Company’s industry. The Company also expressly acknowledges that the Employee may disclose such information as may be required by law or to comply with legal process, or any such information which is known to the general public or ascertainable from the public or from published information (other than as a result of the Employee’s unauthorized disclosure of such information).

10. Non-Solicitation and Return of Company Property. The Employee will not, for a period of twelve months commencing upon the Separation Date, either alone or with or for others, in whatever capacity, directly or indirectly, without first obtaining the Company’s written approval, (a) solicit, or attempt to solicit, business or services from any customers or clients of the Company or any related company (including without limitation, Golden TeleServices, Inc. and the Company’s affiliated operating companies in Russia, Ukraine, and Kazakhstan), whom the Employee personally served, whose accounts the Employee directly or indirectly supervised, or about whom the Employee was privy to privileged and confidential information, while employed by the Company, or (b) solicit, or attempt to solicit, for employment or any other consulting relationship, any employee holding a management position equal to or above a departmental “Manager” with, or any officer or director of, the Company or any related company (including without limitation, Golden TeleServices, Inc. and the Company’s affiliated operating companies in Russia, Ukraine, and Kazakhstan), who was employed by or provided services to the Company or any related company during the twelve-month period immediately prior to the Separation Date, and without regard to whether such employee, officer, or director continues to be employed by or provide services to the Company or any related company during the twelve-month non-solicitation period.

It is acknowledged and understood that by executing this Separation Agreement, the parties hereto regard the restrictions of this Section 10 to be reasonable and compatible with their respective rights.

To the extent not dealt with elsewhere in this Separation Agreement, the Employee will deliver promptly, but no later than the Separation Date, to the Company (and not keep in his possession or deliver to any other person or entity) any and all property belonging to the Company or any related company, including without limitation, computer hardware and software, palm pilots, pagers, other electronic equipment, credit cards, keys, records, data, notes, reports, correspondence, client files and information, confidential and/or proprietary information, and other documents or information (including any and all copies of such property).

11. Non-Competition. For a period equal to six (6) months after the Separation Date, the Employee shall not, without the prior written consent of the Company, directly or indirectly through any other person or entity, own or acquire in any manner any ownership interest in (except purely passive investments amounting to no more than five percent (5%) of the voting equity), or serve as a director, officer, employee, counsel or consultant of or to any person, firm, partnership, corporation, consortium, association or other entity that competes with the Company or any of its direct or indirect affiliates, parents, or subsidiaries, in any geographic market in which the Company or any related company either: (A) offers or provides telecommunications services to customers; (B) operates or manages a provider of telecommunications services; (C) has investments in a provider of telecommunications services; or (D) to the Employee’s knowledge, has plans to either operate a telecommunications carrier, offer a telecommunications service, or invest in a telecommunications carrier within such six-month period.

12. Confidentiality. The Employee and the Company will keep the terms and conditions of this Separation Agreement strictly confidential; provided that the Employee may disclose such information to his immediate family, and his legal and tax advisors, after securing their similar commitment of confidentiality; and provided that the Company may disclose such information to its legal and tax advisors, and senior management (on a need-to-know basis); and provided that either party may disclose such information to the extent legally required to be disclosed.

13. Duty to Cooperate. Prior to the Separation Date, the Employee will provide full cooperation to the Company, any related company, and their counsels with respect to any matter, including without limitation, litigation, investigation, audit, or governmental proceeding, which relates to any matter with which the Employee was directly or indirectly involved while employed by the Company.

14. Injunctive Relief. The Employee acknowledges and understands that the remedy at law for his breach of Sections 8, 9, 10, 11, 12 or 13 above will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a violation of any part of Sections 8, 9, 10, 11, 12 or 13 above, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any further violation. Nothing in this Section 14 will be deemed to limit the Company’s remedies at law or in equity for any breach by the Employee of any of the parts of Sections 8, 9, 10, 11, 12 or 13 above which may be pursued or availed of by the Company.

15. Judicial Modification. The Employee acknowledges that it is the intent of the parties hereto that the restrictions of Sections 8, 9, 10, 11, 12 and 13 above be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any of the restrictions in Sections 8, 9, 10, 11, 12 and 13 is for any reason held by an arbitrator or court to be excessively broad as to duration, activity, geographical scope, or subject, then such restriction will be construed or judicially modified so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law.

16. Joint Communication. The Company or its affiliated companies shall make a public announcement on September 26, 2005 regarding the Employee’s resignation. The Company and Employee shall agree upon a letter setting forth the basis for the Employee’s resignation.

17. Arbitration. Any dispute or controversy between the Company and the Employee arising under this Separation Agreement will be settled by arbitration administered by the American Arbitration Association (“AAA”) in Arlington, Virginia pursuant to the AAA’s National Rules for the Resolution of Employment Disputes (or their equivalent), which arbitration will be confidential, final, and binding to the fullest extent permitted by law. BOTH PARTIES HERETO WAIVE THEIR RIGHTS TO SEEK A REMEDY IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL. Notwithstanding the foregoing, to the extent there is no adequate remedy at law and injunctive relief only is sought, the parties hereto select state court in Arlington County, Virginia as the exclusive forum to resolve their disputes, and both parties submit to personal jurisdiction. Either party may be represented by an attorney or other selected representative, provided that each party will be responsible to pay its own attorneys’ or representation fees. The costs of the arbitration and filing fees will be paid by the Company.

18. Entire Agreement. This Separation Agreement contains the entire agreement between the Employee and the Company with respect to its subject matter, and supersedes all prior agreements and understandings, including without limitation, the Employment Agreement, whether oral or written, between the Employee and the Company with respect to the subject matter of this Separation Agreement. Notwithstanding the foregoing, the Restricted Stock Agreement executed by Golden Telecom, Inc. and the Employee and dated July 21, 2005 shall remain in full force and effect. This Separation Agreement may be amended only by an agreement in writing signed by both the Employee and the Company.

19. Equity Plan and Restricted Shares. For the avoidance of doubt, the Employee and the Company acknowledge and agree that:

(i) provided that the Employee remains in the employ of the Company through the Separation Date, the Employee shall possess the right and title to 2,441 (two thousand four hundred and forty-one) fully vested restricted shares of Golden Telecom, Inc. common stock; and

(ii) the Employee acknowledges and agrees that all restricted stock granted to the Employee which are unvested as of December 31, 2005 shall immediately expire, be forfeited, and no longer be of any force or effect. The Employee and the Company acknowledge and agree that any sale, transfer or other disposition, and the validity, termination, and sale, of the vested restricted stock of Golden Telecom held by the Employee will be implemented in strict compliance with the 1999 GTI Equity Participation Plan, as amended on June 26, 2001, the Restricted Stock Agreement executed by the Company and the Employee as of July 21, 2005, and all applicable rules and regulations of the US Securities and Exchange Commission and other federal and state regulatory organs.

20. No Other Benefits. The Employee acknowledges and understands that the benefits provided for in this Separation Agreement are the only benefits to which the Employee is entitled, and are the only benefits the Employee will receive, as a result of the separation of his employment with the Company. The Employee further acknowledges and understands that the benefits provided for in this Separation Agreement are inclusive of, and exceed, any benefits to which the Employee is entitled from the Company pursuant to common law, statutory law, contract, or otherwise.

21. Severability. In the event that any of the provisions of this Separation Agreement, or the application of any such provisions to the Employee or the Company with respect to obligations hereunder, is held to be unlawful or unenforceable by any court or arbitrator, the remaining portions of this Separation Agreement will remain in full force and effect and will not be invalidated or impaired in any manner.

22. Waiver. No waiver by any party hereto of the breach of any term or covenant contained in this Separation Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Separation Agreement.

23. Governing Law. This Separation Agreement will be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without giving effect to its conflict of laws principles.

24. Counterparts. This Separation Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will together constitute but one agreement.

HAVING READ AND UNDERSTOOD THIS SEPARATION AGREEMENT, AND HAVING CONSULTED COUNSEL OR VOLUNTARILY ELECTING NOT TO CONSULT SUCH COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO EXECUTE THIS SEPARATION AGREEMENT, IN WITNESS WHEREOF, the parties hereto have signed this Separation Agreement as of the date first written above.

Golden Telecom Group, Inc.	Michal Cupa
By: Name: Jean-Pierre Vandromme

Title: Chief Executive Officer

EXHIBIT A — GENERAL RELEASE

FOR AND IN CONSIDERATION OF the terms and conditions of the Separation Agreement, dated as of September 15, 2005 (the “Separation Agreement”), by and between Michal Cupa (the “Employee”) and Golden Telecom Group, Inc. (the “Company”), the Employee agrees, on behalf of himself, his heirs, executors, administrators, successors, and assigns, to release and discharge the Company, and its respective current and former officers, directors, employees, agents, owners, subsidiaries, divisions, affiliates, parents, successors, and assigns (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Losses”) which the Employee, his heirs, executors, administrators, successors, and assigns have, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including without limitation:

(a) Any and all matters relating to the Employee’s employment by the Company and the cessation thereof, including claims of wrongful termination, defamation, infliction of emotional distress, and interference with contractual relationship;

(b) Any and all matters relating to the Employee’s employment agreement, or any other contract of employment between the Company and the Employee, whether oral or written, or actual or implied;

(c) Any and all matters relating to the Employee’s compensation or benefits, including wages, overtime, vacation, severance, bonuses, commissions, pensions, deferred compensation, or retirement benefits (except to the extent such individual items are already vested);

(d) Any and all matters relating to claims of discrimination, harassment, or retaliation based upon any trait protected by law, including age, national origin, citizenship, race, ethnicity, religion, gender, sexual orientation, physical or mental disability, marital status, or veteran status; and

(e) Any and all matters arising under any national, federal, state, provincial, municipal, or local statute, rule, or regulation, or principle of contract law or common law, including without limitation, the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201 et seq., the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Virginia Human Rights Act, as amended, Va. Code Ann. §§ 2.1-714 et seq., the Virginia Persons with Disabilities Act, as amended, Va. Code Ann. §§ 51.5-1 et seq., and any other equivalent or similar national, federal, state, provincial, municipal, or local statute.

Provided, however, that the Employee does not release or discharge the Released Parties from any claims or causes of action which arise out of or in connection with the Separation Agreement or from any Losses arising under the ADEA which arise after the date on which the Employee executes this general release. This General Release will not release or discharge the Released Parties from any claims or causes of action which arise out of any rights which the Employee may not legally waive. This General Release includes claims which arise under the laws of the United States and its political subdivisions, and the laws of any other country or jurisdiction and its political subdivisions.

It is understood that nothing in this General Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Employee, any such wrongdoing being expressly denied.

The Employee represents and affirms that he has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim, or proceeding against the Released Parties before any national, federal, state, provincial, municipal, local, or other similar agency, court, or other body relating to his employment and the cessation thereof, and agrees not to voluntarily participate in such a proceeding. However, nothing in this general release shall preclude or prevent the Employee from filing a claim which challenges the validity of this general release solely with respect to the Employee’s waiver of any Losses arising under the ADEA.

The Employee agrees not to make any public statements in any form whatsoever to the media or any other public forum about the Released Parties or the Employee’s present or past employment relationship with the Company, including his role as Chief Operating Officer of Golden Telecom, Inc., without the express advance written consent of the Company.

The Employee represents and warrants that he fully understands the terms of this General Release, that he has had the benefit of advice of counsel or has voluntarily not sought such advice, and that he knowingly and voluntarily, of his own free will without any duress, being fully informed and after due deliberation, accepts its terms and signs the same as his own free act. The Employee understands that as a result of executing this General Release, he will not have the right to assert that the Company unlawfully terminated his employment or violated any of his rights in connection with his employment.

The Employee may take up to twenty-one (21) days to consider whether to execute this general release. Alternatively, having had the advice of counsel or having been encouraged to seek such counsel, which the Employee hereby acknowledges, the Employee knowingly waives the remainder of such twenty-one-day period. Upon the Employee’s execution of this general release, the Employee will have seven (7) days after such execution in which he may revoke such execution. In the event of revocation, the Employee must present written notice of such revocation to the Company’s General Counsel. If seven (7) days pass without receipt of such notice of revocation by the Company, this general release shall become binding and effective on the eighth (8th) day.

This General Release shall be governed by the laws of the Commonwealth of Virginia without giving effect to its conflict of laws principles.

Michal Cupa
Date:

Golden Telecom Group, Inc

By: Name: Jean-Pierre Vandromme	Date

Title: Chief Executive Officer